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Exhibit 11.1

COMPUTATION OF EARNINGS PER SHARE

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
                                                            Three Months Ended
                                                                January 31,
                                                             2000                2001
                                                         ------------        -----------
Numerator:
Net (loss) income before extraordinary gain                 $(589,298)          $107,223
Preferred stock dividends                                           -            (37,500)
                                                         ------------        -----------
Net (loss) income available to common
  shareholders before extraordinary gain                     (589,298)            69,723

Denominator:
Denominator for basic earnings per share-
  weighted-average shares                                   9,424,680          9,906,406
Effect of dilutive securities:
Employee stock options                                              -                  -
Warrants                                                            -                  -
Dilutive potential common shares                                    -                  -
Denominator for diluted earnings per share
  adjusted weighted-average shares and assumed
  conversions                                               9,424,680          9,906,406

Basic and diluted (loss) earnings per share
                                                                $(.06)              $.01
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